Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-135109 on Form S-3, No. 333-128501 on Form S-8 and No. 333-149285 on Form F-4 of our reports dated February 27, 2008, relating to the consolidated financial statements of Quintana Maritime Limited and the effectiveness of Quintana Maritime Limited’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Quintana Maritime Limited for the year ended December 31, 2007.

/s/ Deloitte

Deloitte.

Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

February 28, 2008